                                                                     EXHIBIT 3.1


                           ARTICLES OF INCORPORATION
                                      OF
                        GROUP MAINTENANCE AMERICA CORP.


                                   ARTICLE I.

                                      NAME

     The name of the Corporation is Group Maintenance America Corp.


                                  ARTICLE II.

                                   DURATION

     The period of the duration of the Corporation is perpetual.


                                 ARTICLE III.

                                    PURPOSE

     The purpose for which the Corporation is organized is to transact any and all lawful business for which corporations may be incorporated under the Texas Business Corporation Act (the "TBCA").

                                  ARTICLE IV.

                                 CAPITAL STOCK

     The total number of shares of all classes of stock which the Corporation shall have authority to issue is 150,000,000 which shall be divided into (a) 100,000,000 shares of common stock having a par value of $.001 per share ("Common Stock") and (b) 50,000,000 shares of preferred stock having a par value of $.001 per share ("Preferred Stock").

     A description of the different classes of stock of the Corporation and a statement of the designations, preferences, limitations and relative rights, including voting rights of the various classes of stock are as follows:

     1. Preferred Stock. The shares of Preferred Stock may be divided into and issued in series. The board of directors shall have the authority to establish series of unissued shares of Preferred Stock by fixing and determining the relative rights and preferences of the shares of any series so established, and to increase or decrease the number of shares within each such series; provided, however, that the board of directors may not decrease the number of shares within a series of Preferred Stock to less than the number of shares within such series that are then issued. The Preferred Stock of each such series shall have such designations, preferences, limitations, or relative rights, including voting rights, as shall be set forth in the resolution or resolutions establishing such series adopted by the board of directors, including, but without limiting the generality of the foregoing, the following:

          (a) The distinctive designation of, and the number of shares of Preferred Stock that shall constitute, such series, which number (except where otherwise provided by the board of directors in the resolution establishing such series) may be increased or decreased (but not below the number of shares of such series then outstanding) from time to time by like action of the board of directors;

          (b) The rights in respect of dividends, if any, of such series of Preferred Stock, the extent of the preference or relation, if any, of such dividends to the dividends payable on any other class or classes or any other series of the same or other class or classes of capital stock of the Corporation and whether such dividends shall be cumulative or noncumulative;

          (c) The right, if any, of the holders of such series of Preferred Stock to convert the same into, or exchange the same for, shares of any other class or classes or of any other series of the same or any other class or classes of capital stock, obligations, indebtedness, rights to purchase securities or other securities of the Corporation or other entities, domestic or foreign, or for other property or for any combination of the foregoing, and the terms and conditions of such conversion or exchange;

          (d) Whether or not shares of such series of Preferred Stock shall be subject to redemption, and the redemption price or prices and the time or times at which, and the terms and conditions on which, shares of such series of Preferred Stock may be redeemed;

          (e) The rights, if any, of the holders of such series of Preferred Stock upon the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation or in the event of any merger or consolidation of or sale of assets by the Corporation;

          (f) The terms of any sinking fund or redemption or repurchase or purchase account, if any, to be provided for shares of such series of Preferred Stock;

          (g) The voting powers, if any, of the holders of any series of Preferred Stock generally or with respect to any particular matter, which may be less than, equal to or greater than one vote per share, and which may, without limiting the generality of the foregoing, include the right, voting as a series of Preferred Stock as a class, to elect one or more directors of the Corporation generally or under such specific circumstances and on such conditions, as shall be provided in the resolution or resolutions of the board of directors adopted pursuant hereto, including, without limitation, in the event there shall have been a default in the payment of dividends on or redemption of any one or more series of Preferred Stock; and

                                                Articles of Incorporation/Page 2

          (h) Such other powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, as the board of directors shall determine.

     2.   Common Stock.

          (a) Subject to the prior and superior rights of the Preferred Stock, and on the conditions set forth in Section 1. of this Article or in any resolution of the board of directors providing for the issuance of any series of Preferred Stock, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by the board of directors may be declared and paid on the Common Stock from time to time out of any funds legally available therefor.

          (b) Each holder of Common Stock shall be entitled to one vote for each share held.

     3. Cumulative Voting Denied. Shares of the voting stock of the Corporation shall not be voted cumulatively.

     4. Preemptive Rights. Except as may be established by the board of directors with respect to any series of Preferred Stock, shares of stock of the Corporation do not carry preemptive rights.

     5. Stock Certificates. There shall be set forth on the face or back of each certificate for shares of stock of the Corporation a statement that each of the following is set forth in the articles of incorporation of the Corporation on file in the Office of the Secretary of State of the State of Texas, and that the Corporation will furnish a copy of each such statement to the record holder of the certificate without charge on written request to the Corporation at its principal place of business or registered office: (i) a statement of the designations, preferences, and relative rights, including voting rights, of each class or series of the Corporation's capital stock to the extent that they have been fixed and determined; (ii) a statement of the authority of the board of directors to fix and determine the designations, preferences, limitations, and relative rights, including voting rights, of any series; and (iii) a statement of the extent to which the Corporation has by its articles of incorporation limited or denied the preemptive right of shareholders to acquire unissued or treasury shares of the Corporation.

                                   ARTICLE V.

                  INITIAL CONSIDERATION FOR ISSUANCE OF SHARES

     The Corporation will not commence business until it has received for the issuance of its shares consideration of a value of at least One Thousand and No/100 Dollars ($1,000.00), consisting of money, labor done, or property actually received.

                                                Articles of Incorporation/Page 3

                                  ARTICLE VI.

                      INITIAL REGISTERED OFFICE AND AGENT

     The address of the initial registered office of the Corporation is 1800 West Loop South, Suite 1375, Houston, Texas 77027. The name of the initial registered agent of the Corporation at such address is J. Patrick Millinor, Jr.


                                  ARTICLE VII.

                           INITIAL BOARD OF DIRECTORS

     1. The number of directors shall from time to time be fixed by the Bylaws of the Corporation. The number of directors constituting the initial board of directors is ten (10). Directors need not be residents of the State of Texas or shareholders of the Corporation. The name and address of the persons elected to serve as directors until the first annual meeting of the shareholders, or until their successors shall have been duly elected, unless any or all shall sooner die, resign or be removed, in accordance with the Bylaws of the Corporation, are as follows:


          NAME                        ADDRESS
          ----                        -------
     J. Patrick Millinor, Jr.    1800 West Loop South, Suite 1375
                                 Houston, Texas  77027

     Richard S. Rouse            1800 West Loop South, Suite 1375
                                 Houston, Texas  77027

     Chester J. Jachimiec        1800 West Loop South, Suite 1375
                                 Houston, Texas  77027

     Arthur B. Goetze            1800 West Loop South, Suite 1375
                                 Houston, Texas  77027

     Darren Miller               1800 West Loop South, Suite 1375
                                 Houston, Texas  77027

     B. Diane Bandiga            1800 West Loop South, Suite 1375
                                 Houston, Texas  77027

     Russell K. Bay              1800 West Loop South, Suite 1375
                                 Houston, Texas  77027

     Edward J. Hoffer            1800 West Loop South, Suite 1375
                                 Houston, Texas  77027

                                                Articles of Incorporation/Page 4

     James D. Weaver             1800 West Loop South, Suite 1375
                                 Houston, Texas  77027

     John M. Sullivan            1800 West Loop South, Suite 1375
                                 Houston, Texas  77027

     2. No director of the Corporation shall be removed from his office as a director by vote or other action of the shareholders or otherwise except for cause.

                                 ARTICLE VIII.

                        LIMITATION OF DIRECTOR LIABILITY

     To the greatest extent permitted by applicable law in effect from time to time, a director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for an act or omission in the director's capacity as a director except for liability for: (i) a breach of a director's duty or loyalty to the Corporation or its shareholders; (ii) an act or omission not in good faith that constitutes a breach of duty of the director to the Corporation or that involves intentional misconduct or a knowing violation of the law; (iii) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; (iv) an act or omission for which the liability of a director is expressly provided for by statute; or (v) an act related to an unlawful stock repurchase or unlawful payment of a dividend.

                                  ARTICLE IX.

                                INDEMNIFICATION

     1. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such action, suit or proceeding, and any inquiry or investigation that would lead to such action, suit or proceeding (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the TBCA, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all judgments, fines, penalties (including excise tax and similar taxes), settlements, and reasonable expenses actually incurred by such indemnitee in connection therewith. The right to indemnification conferred in this Article shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the TBCA

                                                Articles of Incorporation/Page 5
requires, an advancement of expenses incurred by an indemnitee shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by that such indemnitee is not entitled to be indemnified for such expenses under this Article or otherwise.

     2. Insurance. The Corporation may purchase and maintain insurance, at its expense, on behalf of any indemnitee against any liability asserted against him and incurred by him in such a capacity or arising out of his status as a representative of the Corporation, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the TBCA.

     3. Indemnity of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the board of directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article or as otherwise permitted under the TBCA with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

                                   ARTICLE X.

                  CALL OF SPECIAL MEETINGS OF THE SHAREHOLDERS

     Special meetings of the Corporation's shareholders may be called (i) by the president, the board of directors, or such other person or persons as may be authorized in the Bylaws or (ii) by the holders of at least fifty percent (50%) of all the shares entitled to vote at the proposed special meeting.

                                  ARTICLE XI.

                              AMENDMENT OF BYLAWS

     In furtherance and not in limitation of the powers conferred by the laws of the State of Texas, the board of directors is expressly authorized to alter, amend or repeal the Bylaws of the Corporation or to adopt new Bylaws.


                                  ARTICLE XII.

                                  INCORPORATOR

     The name and address of the incorporator of the Corporation is as follows:

                 Name                                Address
                 ----                                -------

          Edward T. Laborde, Jr.         1200 Smith Street, Suite 1400
                                         Houston, Texas 77002-4310

                                                Articles of Incorporation/Page 6

     The undersigned, being the incorporator designated herein, executes these Articles of Incorporation and certifies to the truth of the facts stated therein this ______ day of April, 1997.


                              INCORPORATOR:



                              ------------------------------
                              Edward T. Laborde, Jr.

                                                Articles of Incorporation/Page 7

                               ARTICLES OF MERGER
                                       OF
                            GROUPMAC MANAGEMENT CO.
                                 WITH AND INTO
                        GROUP MAINTENANCE AMERICA CORP.



     Pursuant to the provisions of Article 5.04 of the Texas Business Corporation Act (the "TBCA"), the undersigned domestic corporations adopt the following Articles of Merger for the purpose of effecting a merger in accordance with the provisions of Article 5.01 of the TBCA:

     1.   A plan of merger has been adopted in accordance with the provisions of
Article 5.04 of the TBCA providing for the combination of GroupMAC Management Co. and Group Maintenance America Corp., and resulting in Group Maintenance America Corp. being the surviving corporation in the merger. Attached hereto as Annex A is the Plan of Merger which is hereby incorporated by reference (the "Plan of Merger").

     2. The name of each of the undersigned corporations, the type of such corporation and the laws under which such corporation was organized are:

Name of Corporation                     Type of Entity  State
--------------------------------------  --------------  -----

     GroupMAC Management Co.            Corporation     Texas

     Group Maintenance America Corp.    Corporation     Texas


     3. As to each of the undersigned domestic corporations, the approval of whose shareholders is required, the number of shares outstanding and the total number of shares voted for and against such Plan of Merger were as follows:


                                                  Number of        Number of Shares Voted
Name of                                            Shares          ----------------------
Corporation                  Class               Outstanding           For     Against
-------------------  ---------------------  ----------------------  ---------  -------
GroupMAC             Common Stock, par                   3,528,000  2,676,500      -0-
  Management Co.     value $.001 per share

Group Maintenance    Common Stock, par                         363        363      -0-
  America Corp.      value $.001 per share

     4. The Plan of Merger was duly approved by the shareholders of each corporation as follows:

     (a) the shareholders of GroupMAC Management Co. holding more than two-thirds of the shares outstanding and entitled to vote on the Plan of Merger have signed a written consent pursuant to Article 9.10 of the TBCA approving the Plan of Merger and any written notice as required by
         Article 9.10 of the TBCA has been given; and

     (b) the shareholders of Group Maintenance America Corp. in a unanimous written consent pursuant to Article 9.10 of the TBCA have approved the Plan of Merger.

     5. The merger will become effective upon the issuance of the certificate of merger by the Secretary of State of Texas in accordance with Article 5.05 of the TBCA.

Dated:  April   ___, 1997.


                              GROUPMAC MANAGEMENT CO.


                              By: _________________________________________
                                    J. Patrick Millinor, Jr., President



                              GROUP MAINTENANCE OF AMERICA CORP.


                              By: _________________________________________
                                    J. Patrick Millinor, Jr. President

                                    ANNEX A
                                    -------

                                 PLAN OF MERGER

                                PLAN OF MERGER

                                PLAN OF MERGER

                           OF GROUPMAC MANAGEMENT CO.
                             (A TEXAS CORPORATION)
                                 WITH AND INTO
                        GROUP MAINTENANCE AMERICA CORP.
                             (A TEXAS CORPORATION)


     This PLAN OF MERGER ("Plan"), dated as of April 25, 1997, provides for the merger of GROUPMAC MANAGEMENT CO., a Texas corporation ("Management Co.") with and into GROUP MAINTENANCE AMERICA CORP., a Texas corporation ("MAC"), in accordance with the Texas Business Corporation Act and is a constituent part of the Articles of Merger to be filed with the Secretary of State of Texas to effect the merger.

                                   ARTICLE 1

                                   THE MERGER

      1.1 THE MERGER. Subject to the terms and conditions hereof, and in accordance with the Texas Business Corporation Act ("TBCA") upon the Effective Time (as defined in Section 1.2), Management Co. shall be merged with and into MAC. MAC, as the surviving entity following the Merger is sometimes referred to in this Plan as the "Surviving Corporation."

      1.2 EFFECTIVE TIME OF THE MERGER. In accordance with the requirements of applicable law, appropriate Articles of Merger under the TBCA shall be prepared, executed and submitted for filing with the Secretary of State of the State of Texas. The date of such filing is referred to in this Plan as the "Effective Time."

      1.3 EFFECTS OF THE MERGER.

          (a) Action at the Effective Time. At the Effective Time, (i) Management Co. shall merge with and into MAC and as a result thereof, the separate existence of Management Co. shall cease; (ii) the Articles of Incorporation of MAC, as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, provided that the Articles of Incorporation of MAC shall be amended in the manner provided in
Article 3 hereof, (iii) the Bylaws of MAC as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, and (iv) the directors and officers of MAC immediately prior to the Effective Time shall become the directors and officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed, as the case may be.

          (b) Surviving Corporation. At and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, immunities and franchises, of a public as well as

                                                           Plan of Merger/Page 1
of a private nature previously belonging to Management Co. and MAC; and all property (real, personal and mixed), and all debts due on whatever account, including subscriptions to shares, and all other choses in action, and all and every other interest of or belonging to or due to each of Management Co. and MAC shall be transferred to, and vested in, the Surviving Corporation without further act or deed; and all such property, rights and privileges, powers and franchises and all and every other interest shall be thereafter the property of the Surviving Corporation as they were of Management Co. and MAC; and the title to any real estate, or interest therein, whether by deed or otherwise, shall not revert or be in any way impaired by reason of the Merger. The Surviving Corporation shall be responsible and liable for all the liabilities and obligations of Management Co. and MAC and any claim existing, or action or proceeding pending, by or against Management Co. or MAC may be prosecuted against the Surviving Corporation. Neither the rights of creditors nor any liens upon the property of Management Co. or MAC shall be impaired by the Merger, and all debts, liabilities and duties of each of Management Co. and MAC shall attach to the Surviving Corporation, and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it, all in accordance with Section 5.01, et seq., of the TBCA and the terms of this Plan.

                                   ARTICLE 2

                              CONVERSION OF STOCK;
                            EXCHANGE OF CERTIFICATES

      2.1 CONVERSION OF STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of Management Co. or MAC:

          (a) MAC Capital Stock. Each share of capital stock of MAC issued and outstanding at the Effective Time shall remain outstanding and shall be unchanged after the Merger.

          (b) Merger Consideration. Each share of Management Co. common stock, par value $.001 per share ("Management Co. Common Stock") (other than shares to be canceled in accordance with Section 2.2), shall be converted into the right to receive one (1) validly issued, fully paid and nonassessable share of MAC common stock, par value $.001 per share ("MAC Common Stock"); provided, however, that if between the date of this Plan and the Effective Time, the outstanding shares of MAC Common Stock, or the outstanding shares of Management Co. Common Stock, shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split-up, combination, or exchange of shares or the like, the conversion formula in this Section 21 shall be correspondingly revised to provide for the proportionate amount of MAC Common Stock or other securities into which the Management Co. Common Stock would have been converted if the Effective Time of the Merger had occurred on the date of this Plan.


                                                           Plan of Merger/Page 2

      2.2 CANCELLATION OF MANAGEMENT CO. TREASURY STOCK. All shares of Management Co. Common Stock that are owned by Management Co. as treasury stock shall be canceled and retired and shall cease to exist and no MAC Common Stock or other consideration shall be delivered in exchange therefor.

      2.3 EXCHANGE OF CERTIFICATES.

          (a) Exchange of Certificates. On the Effective Date, MAC shall deposit the aggregate amount of MAC Common Stock required to be exchanged in accordance with the terms of this Article 2 with the Secretary or Assistant Secretary of MAC (the "Exchange Agent"). At and after the Effective Time, each shareholder of Management Co. who shall surrender any outstanding certificate which prior thereto represented shares of Management Co. Common Stock, together with duly and properly executed stock powers, to the Exchange Agent, shall be entitled upon such surrender to receive in exchange therefor MAC Common Stock into which such shares so surrendered shall have been converted pursuant to this Plan. Adoption of this Plan by the shareholders of each of Management Co. and MAC shall constitute ratification of the appointment of such Exchange Agent.

          (b) Rights Prior to Surrender of Certificates. After the Effective Time and until the outstanding certificates formerly representing shares of Management Co. Common Stock are so surrendered, each outstanding certificate which, prior to the Effective Time, represented Management Co. Common Stock shall be deemed for all corporate purposes (except the payment of dividends) to evidence ownership of MAC Common Stock into which the shares of Management Co. Common Stock represented thereby prior to such Effective Time shall have been converted. Until certificates representing shares of Management Co. Common Stock have been surrendered, no dividend payable to holders of record of MAC Common Stock shall be paid to the holders of such outstanding stock certificates of Management Co. in respect thereof. Upon surrender of such outstanding certificates, however, there shall be paid to the holders of the certificate for MAC Common Stock issued in exchange therefor the amount of dividends, if any, which theretofore became payable with respect to such full shares of MAC Common Stock, but which have not theretofore been paid on such stock. No interest shall be payable with respect to the payment of any dividends.

          (c) Rights of the Exchange Agent. To the fullest extent permitted by the TBCA, Exchange Agent shall not be individually responsible or liable in any manner whatsoever for anything which he may do or refrain from doing in connection herewith. In the event Exchange Agent becomes involved in any litigation, claim or controversy in connection with his actions under this Plan, MAC shall indemnify, defend and save harmless Exchange Agent from all losses, costs, damages, expenses and attorneys' fees suffered or incurred by Exchange Agent as a result thereof.

          (d) No Fractional Shares. Fractional shares of MAC Common Stock will not be issued in exchange for Management Co. Common Stock.


                                                           Plan of Merger/Page 3

                                   ARTICLE 3

                    AMENDMENTS TO ARTICLES OF INCORPORATION

As of the Effective Time, the Articles of Incorporation of the Surviving Corporation shall be amended to add new Article XIII and new Article XIV to the Articles of Incorporation which shall read, in their entirety, as follows:


                                 "ARTICLE XIII.

                 PROVISIONS APPLICABLE TO BUSINESS COMBINATIONS


     1. Vote Required for Certain Business Combinations. In addition to any affirmative vote required by law or these Articles of Incorporation or the Bylaws of the Corporation, and except as otherwise expressly provided in Section 2 of this Article XIII, a Business Combination (as hereinafter defined) with, or proposed by or on behalf of, any Interested Shareholder (as hereinafter defined) or any Affiliate or Associate (as hereinafter defined) of any Interested Shareholder or any person who thereafter would be an Affiliate or Associate of such Interested Shareholder, shall require the affirmative vote of not less than eighty percent (80%) of the votes entitled to be cast by the holders of all of the then outstanding shares of Voting Stock (as hereinafter defined), voting together as a single class, and the affirmative vote of not less than a majority of the votes entitled to be cast by the Voting Stock beneficially owned by persons other than such Interested Shareholder. Each share of Voting Stock shall have the number of votes granted to it in, or duly fixed by the board of directors pursuant to, Article IV of these Articles of Incorporation. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage or separate class vote may be specified, by law, or in any agreement of the Corporation with any national securities exchange or otherwise.

     2. Exceptions to Higher Vote Requirement. The provisions of Section 1 of this Article XIII shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote, if any, as is required by law or by any other provision of these Articles of Incorporation or the Bylaws of the Corporation, or any agreement with any national securities exchange, if all of the conditions specified in either of the following Paragraphs (a) or (b) are met or, in the case of a Business Combination not involving the payment of consideration to the holders of the Corporation's outstanding Capital Stock (as hereinafter defined), if the condition specified in the following Paragraph (a) is met:

          (a) The Business Combination shall have been approved either specifically, or as a transaction which is within a series of related transactions described with reasonable specificity, by at least an eighty percent (80%) vote of the Continuing Directors (as hereinafter defined), who shall at the time constitute at least a majority of the Whole Board


                                                           Plan of Merger/Page 4

     (as hereinafter defined) (whether or not such approval occurs prior to or subsequent to the acquisition of, or announcement or public disclosure of the intention to acquire, beneficial ownership of the Voting Stock that caused the Interested Shareholder to become a Interested Shareholder).

          (b) All of the following conditions shall have been met:

               (i) The aggregate amount of cash and the Fair Market Value (as hereinafter defined), as of the date of the consummation of the Business Combination, of consideration other than cash to be received per share by holders of Common Stock of the Corporation in such Business Combination shall be at least equal to the higher amount determined under clauses (A) and (B) below:

                    (A) (If applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers'
               fees) ("Highest Purchase Price") paid by or on behalf of the Interested Shareholder for any share of Common Stock in connection with the acquisition by the Interested Shareholder of beneficial ownership of shares of Common Stock,

                         (x) within the two-year period immediately prior to the first public announcement of the proposed Business Combination (the "Announcement Date"), or

                         (y) in the transaction in which it became a Interested Shareholder,

               whichever is higher, in either case, as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to the Common Stock; provided that if the Business Combination is effected more than 180 days after the last date upon which such Interested Shareholder paid the Highest Purchase Price, then the consideration to be received by the shareholders shall be increased by Interest (as hereinafter defined) with respect to the period from the date the Interested Shareholder paid the applicable Highest Purchase Price to the effective date of the Business Combination ("Adjustment Period").

                    (B) The Fair Market Value per share of Common Stock on the
               Announcement Date or on the date (the "Determination Date") on which the Interested Shareholder became a Interested Shareholder, whichever is higher, as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to the Common Stock.



                                                           Plan of Merger/Page 5

               (ii) The aggregate amount of cash and the Fair Market Value, as of the date of the consummation of the Business Combination, of consideration other than cash to be received per share by holders of shares of any class or series of outstanding Capital Stock, other than Common Stock shall be at least equal to the highest amount determined under clauses (A), (B) and (C) below:

                    (A) (If applicable) the Highest Purchase Price paid by or on behalf of the Interested Shareholder for any share of such class or series of Capital Stock in connection with the acquisition by the Interested Shareholder of beneficial ownership of shares of such class or series of Capital Stock,

                         (x) within the two-year period immediately prior to the
                    Announcement Date, or

                         (y) in the transaction in which it became a Interested
                    Shareholder,

               whichever is higher, in either case as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to such class or series of Capital Stock; provided that if the Business Combination is effected more than 180 days after the last date upon which such Interested Shareholder paid the Highest Purchase Price, then the consideration to be received by the shareholders shall be increased by Interest with respect to the Adjustment Period.

                    (B) The Fair Market Value per share of such class or series of Capital Stock on the Announcement Date or on the Determination Date, whichever is higher, as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to such class or series of Capital Stock; and

                    (C) (If applicable) the highest preferential amount per
               share to which the holders of shares of such class or series of Capital Stock would be entitled, as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to such class or series of Capital Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation regardless of whether the Business Combination to be consummated constitutes such an event.

               (iii) The consideration to be received by holders of a particular class or series of outstanding Capital Stock shall be in cash or in the same form as previously has been paid by or on behalf of the Interested Shareholder in connection with its direct or indirect acquisition of beneficial ownership of shares of such class or series




                                                           Plan of Merger/Page 6
          of Capital Stock. If the consideration so paid for shares of any class or series of Capital Stock varies as to form, the form of consideration for such class or series of Capital Stock shall be either cash or the form used to acquire beneficial ownership of the largest number of shares of such class or series of Capital Stock previously acquired by the Interested Shareholder.

               (iv) After the Determination Date and prior to the consummation of such Business Combination:

                    (A) Except as approved by a majority of the Continuing
               Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) payable in accordance with the terms of any outstanding Capital Stock;

                    (B) There shall have been no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any stock split, stock dividend or subdivision of the Common Stock of the Corporation), except as approved by a majority of the Continuing Directors;

                    (C) There shall have been an increase in the annual rate of dividends paid on the Common Stock as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction that has the effect of reducing the number of outstanding shares of common stock of the Corporation, unless the failure to increase such annual rate is approved by a majority of the Continuing Directors; and

                    (D) Neither such Interested Shareholder nor any of its
               Affiliates shall have become the beneficial owner of any additional shares of Capital Stock or securities convertible into Capital Stock except as part of the transaction that results in such Interested Shareholder becoming a Interested Shareholder and except in a transaction that, after giving effect thereto, would not result in any increase in the percentage beneficial ownership of the Interested Shareholder or any of its Affiliates of any class or series of Capital Stock.

               (v) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act") (or any subsequent provisions replacing such Exchange Act, rules or regulations) shall be mailed to all shareholders of the Corporation at least thirty (30) days prior to the consummation of such Business Combination (whether or not such proxy or



                                                           Plan of Merger/Page 7
          information statement is required to be mailed pursuant to the Exchange Act or subsequent provisions).

               (vi Such Interested Shareholder shall not have made any major change in the Corporation's business or equity capital structure without the approval of a majority of the Continuing Directors.

               (vi The Interested Shareholder and any of its Affiliates shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation or any Subsidiary, whether in anticipation of or in connection with such Business Combination or otherwise.

     3. Certain Definitions. The following definitions shall apply with respect to this Article XIII:

          (a) The term "Business Combination" shall mean:

               (i) Any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (A) any Interested Shareholder or (B) any other company (whether or not itself a Interested Shareholder) which is, or after such merger or consolidation would be, an Affiliate or Associate of a Interested Shareholder which, in any case, involves the issuance, redemption, cancellation, exchange or conversion of shares, obligations, evidences of ownership, rights to purchase securities or other securities (in one transaction or a series of transactions) having an aggregate Fair Market Value (as hereinafter defined) of more than twenty percent (20%) of the Total Assets of the Corporation (as hereinafter defined); or

               (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), including without limitation any other security device, to or with any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder of any assets, securities or commitments of the Corporation or any Subsidiary (as hereinafter defined) having an aggregate Fair Market Value of more than twenty percent (20%) of the Total Assets of the Corporation; or

               (iii) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of more than twenty percent (20%) of the Total Assets of the Corporation; or



                                                           Plan of Merger/Page 8

               (iv) the adoption of any plan or proposal for the liquidation, spinoff, splitoff, splitup or dissolution of the Corporation proposed by or on behalf of any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder; or

               (v) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving any Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class or series of equity or convertible securities of the Corporation or any Subsidiary which is beneficially owned (as hereinafter defined) by any Interested Shareholder or any Affiliate of any Interested Shareholder by more than one percent, except for transactions described in subparagraphs (i), (ii) or (iii) of this Paragraph 3(a) which involve assets, cash, securities or other property of the Corporation with an aggregate Fair Market Value not in excess of twenty percent (20%) of the Total Assets of the Corporation; or

               (vi) any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Combination.

          (b) The term "Capital Stock" shall mean all capital stock of the Corporation now or hereafter authorized to be issued from time to time by the Corporation, and the term "Voting Stock" shall mean shares of Capital Stock which are entitled to vote generally in the election of directors.

          (c) The term "Total Assets of the Corporation" means the total assets of the Corporation, as reflected on the most recent consolidated balance sheet of the Corporation at the time the shareholders of the Corporation would be required to approve or adopt the transaction in question.

          (d) The term "person" shall mean any individual, firm, company, corporation, partnership, limited liability company, or other entity and shall include any "group" comprised of any person (as the term "group" is defined in Section 13(d)(3) of the Exchange Act).

          (e) "Interested Shareholder" means any person (other than the Corporation or any Subsidiary) who or which is the beneficial owner (as hereinafter defined), directly or indirectly, of ten percent or more of the voting power of the outstanding Voting Stock; provided, however, the term "Interested Shareholder" shall not include any employee stock ownership or other employee benefit plan of the Corporation or any Subsidiary, or any trustee of, or fiduciary with respect to, any such plan when acting in such capacity.

          (f) A person shall be a "beneficial owner" of, or shall "beneficially own" any Capital Stock (i) which such person or any of its Affiliates or Associates owns, directly or


                                                           Plan of Merger/Page 9
     indirectly; (ii) which such person or any of its Affiliates or Associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or only after the passage of any period of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding; or (iii) which are owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Capital Stock. For the purposes of determining whether a person is a Interested Shareholder pursuant to Paragraph (e) of this Section 3, the number of shares of Capital Stock deemed to be outstanding shall include shares deemed beneficially owned by such person through application of this Paragraph (f) of Section 3, but shall not include any other shares of Capital Stock that may be issuable pursuant to any arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

          (g) The terms "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 under the Exchange Act as in effect on April 1, 1997.

          (h) The term "Subsidiary" means any company of which a majority of any class of Equity Security is beneficially owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Shareholder set forth in Paragraph (e) of this Section 3, the term "Subsidiary" shall mean only a company of which a majority of each class of Equity Security is beneficially owned by the Corporation.

          (i) The term "Continuing Director" means (i) any member of the board of directors of the Corporation, while such person is a member of the board of directors, who is not the Interested Shareholder, an Affiliate or Associate of the Interested Shareholder or a representative of any such person and who was a member of the board of directors prior to the Determination Date, and (ii) any successor of a Continuing Director, while such successor is a member of the board of directors, who is not the Interested Shareholder, an Affiliate or Associate of the Interested Shareholder or a representative of any such person and who is recommended or elected to succeed the Continuing Director by a majority of Continuing Directors.

          (j) The term "Fair Market Value" means (i) in the case of stock, the highest closing sales price during the 30-day period immediately preceding the date in question of a share of such stock on the principal United States securities exchange registered under the Exchange Act on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any similar system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by a majority of the Continuing Directors in good faith; and
     (ii) in the case of




                                                         Plan of Merger/Page 10
     property other than stock, the fair market value of such property on the date in question as determined by a majority of the Continuing Directors in good faith.

          (k) In the event of any Business Combination in which the Corporation survives, the phrase "consideration other than cash to be received" as used in Paragraphs (b)(i) and (b)(ii) of Section 2 of this Article XIII shall include the shares of Common Stock of the Corporation and/or the shares of any other class or series of Capital Stock retained by the holders of such shares.

          (l) The term "Interest" means interest with respect to the applicable Highest Purchase Price accrued daily at an annual rate equal to 110% of the arithmetic average of the weekly per annum market discount rates for 3-month U.S. Treasury bills during the Adjustment Period, as published by the Board of Governors of the Federal Reserve System; provided, however, that in respect of any portion of the Adjustment Period during which the Corporation cannot determine Interest in the foregoing manner, Interest shall be deemed to be ten percent (10%); and provided further that any such amount shall be reduced, but not below zero, by the aggregate of the regular quarterly cash dividends paid per share of Common Stock during the Adjustment Period.

          (m) The term "Equity Security" shall have the meaning ascribed to such term in Section 3(a)(11) of the Exchange Act, as in effect on April 1, 1997.

          (n) "Whole Board" means the total number of directors which this Corporation would have if there were no vacancies.

     4. A majority of the Whole Board, but only if a majority of the Whole Board shall then consist of Continuing Directors or, if a majority of the Whole Board shall not then consist of Continuing Directors, a majority of the then Continuing Directors, shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article XIII, including, without limitation, (i) whether a person is an Interested Shareholder, (ii) the number of shares of Voting Stock beneficially owned by any person, (iii) whether a person is an Affiliate or Associate of another, (iv) whether the applicable conditions set forth in Paragraph (b) of Section 2 have been met with respect to any Business Combination, (v) the Fair Market Value of stock or other property in accordance with Paragraph (j) of Section 3 of this Article XIII, and (vi) whether the securities which are the subject of any Business Combination referred to in Paragraph (a)(i) of Section 3, or the assets, securities or commitments which are the subject of any Business Combination referred to in Paragraph (a)(ii) of
Section 3, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination referred to in Paragraph (a)(iii) of Section 3 have, in any such case, an aggregate Fair Market Value of more than twenty percent (20%) of the Total Assets of the Corporation.




                                                         Plan of Merger/Page 11

     5. A majority of the Whole Board shall have the right to demand, but only if a majority of the Whole Board shall then consist of Continuing Directors, or, if a majority of the Whole Board shall not then consist of Continuing Directors, a majority of the then Continuing Directors shall have the right to demand, that any person who it is reasonably believed is an Interested Shareholder (or holds of record shares of Voting Stock beneficially owned by any Interested Shareholder) supply the Corporation with complete information as to (i) the record owner(s) of all shares beneficially owned by such person who it is reasonably believed is an Interested Shareholder, (ii) the number of, and class or series of, shares beneficially owned by such person who it is reasonably believed is an Interested Shareholder and held of record by each such record owner and the number(s) of the stock certificate(s) evidencing such shares, and
(iii) any other factual matter relating to the applicability or effect of this
Article XIII, as may be reasonably requested of such person, and such person shall furnish such information within ten (10) days after receipt of such demand.

     6. Nothing contained in this Article XIII shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

     7. Notwithstanding any other provisions of these Articles of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the board of directors and the holders of any particular class or series of the Voting Stock required by law or these Articles of Incorporation, to alter, amend or repeal this
Article XIII, as an additional requirement for such action, either (i) the Continuing Directors who shall at the time shall constitute at least a majority of the Whole Board, shall expressly approve such action by at least an eighty percent (80%) vote of such Continuing Directors; or (ii) such action shall be adopted or approved by the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class.


                                  ARTICLE XIV.

            CERTAIN ACQUISITIONS OF VOTING STOCK BY THE CORPORATION

     1. The Corporation shall not acquire, directly or indirectly, any Voting Stock, by purchase, exchange or otherwise from any Related Person (as hereinafter defined) or any of its Affiliates or Associates.

     2. This article shall not be applicable to any acquisition of Voting Stock (i) pursuant to a Tender Offer made to all holders of any class of Voting Stock on the same price, terms and conditions and, if for less than all of the Voting Stock, subject to pro rata acceptance (except as to holders of fewer than 100 shares), (ii) in compliance with Rule 10b-18 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, as in effect at the date of adoption of this article, or (iii) for a total consideration per share, including payment for legal fees, investment banking fees, brokerage fees and related costs and expenses of the holder in acquiring


                                                         Plan of Merger/Page 12
such Voting Stock, not in excess of the Fair Market Value per share, determined as of the Acquisition Date.

     3. The term "Acquisition Date" means the date on which the Related Person became a Related Person.

     4. The term "Related Person" means any person (other than the Corporation or any Subsidiary) who or which is the beneficial owner directly or indirectly, of five percent or more of the voting power of the then outstanding Voting Stock.

     5. The term "Tender Offer" means any tender offer for, or request or invitation for tenders of, Voting Stock, within the meaning of Section 14(d)(1) of the Securities Exchange Act of 1934, as amended, as in effect at the date of adoption of this article, and any purchase or series of purchases of Voting Stock at or above then prevailing market prices for such Voting Stock pursuant to which more than five percent of the outstanding Voting Stock is acquired in any two-year period.

     6. Notwithstanding any other provisions of these Articles of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the board of directors and the holders of any particular class or series of the Voting Stock required by law or these Articles of Incorporation, to alter, amend or repeal this
Article XIV, as an additional requirement for such action, either (i) the Continuing Directors who shall at the time shall constitute at least a majority of the Whole Board, shall expressly approve such action by at least an eighty percent (80%) vote of such Continuing Directors; or (ii) such action shall be adopted or approved by the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class."


                                                          Plan of Merger/Page 13

                            ARTICLES OF CORRECTION
                                       OF
                        GROUP MAINTENANCE AMERICA CORP.

This correction is submitted pursuant to article 1302-7.01, Texas Miscellaneous Corporation Laws Act, to correct a document which is an inaccurate record of corporate action, contains an inaccurate or erroneous statement or was defectively or erroneously executed, sealed, acknowledged or verified.

                                  ARTICLE ONE

The name of the corporation is Group Maintenance America Corp. (the "Corporation").

                                  ARTICLE TWO

The document to be corrected is Articles of Merger which was filed in the Office of the Secretary of State of Texas on the 30th day of April, 1997.

                                 ARTICLE THREE

The inaccuracy, error, or defect to be corrected is contained in Paragraph 3 of the Articles of Merger relating to (i) the number of shares outstanding of GroupMAC Management Co., and (ii) the number of shares of GroupMAC Management Co. that voted for the Plan of Merger attached to the Articles of Merger.

                                  ARTICLE FOUR

As corrected, the inaccurate, erroneous, or defective portion of the Articles of Merger reads as follows:

     3. As to each of the undersigned domestic corporations, the approval of whose shareholders is required, the number of shares outstanding and the total number of shares voted for and against such Plan of Merger were as follows:




                                                  Number of        Number of Shares Voted
Name of                                            Shares          ----------------------
Corporation                  Class               Outstanding           For     Against
-------------------  ---------------------  ----------------------  ---------  -------
GroupMAC             Common Stock, par                   4,028,000  3,166,500      -0-
  Management Co.     value $.001 per share

Group Maintenance    Common Stock, par                         363        363      -0-
  America Corp.      value $.001 per share

DATED: May 1, 1997.

                              GROUP MAINTENANCE AMERICA CORP.


                              By
                                ----------------------------------------
                                 J. Patrick Millinor, Jr., President